EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION
OF

ALFACELL CORPORATION

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Alfacell Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said Corporation, at a meeting of its members, adopted resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of said Corporation:

RESOLVED, that Article 1 of the Certificate of Incorporation be amended to read in its entirety as set forth below”

“FIRST:  The name of the Corporation is TAMIR BIOTECHNOLOGY, INC.”

RESOLVED, that the first sentence of Article 4 of the Certificate of Incorporation be amended to read in its entirety as set forth below:

“4.  Number of Shares. The total number of shares of capital stock which the Corporation shall have authority to issue is 251,000,000 shares, of which 250,000,000 shares shall be Common Stock, par value $.001 per share, and 1,000,000 shares shall be Preferred Stock, par value $.001 per share.”

SECOND: That the remainder of the Certificate of Incorporation of said Corporation shall remain unchanged.

THIRD: That at the Annual Meeting of Stockholders of the Corporation held on April 27, 2010, the holders of a majority of the outstanding stock entitled to vote thereon voted in favor of said amendments in accordance with the provisions of Section 216 and 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Sections 242 and 216 of the General Corporation Law of the State of Delaware.

I, Charles Muniz, President, Chief Executive Officer and Chief Financial Officers of the Corporation, for the purpose of amending the Corporation’s Certificate of Incorporation pursuant to the Delaware General Corporation Law, do make this certificate, hereby declaring and certifying that this is my act and deed on behalf of the Corporation this 27th day of April, 2010.

ALFACELL CORPORATION

By:	/s/Charles Muniz
Charles Muniz
President, Chief Executive Officer and Chief Financial Officer